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                                                                    Exhibit 99.a


                                Financial News
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ONEOK, Inc.                                Contact:  Weldon Watson, 918/588-7158
P.O. Box 871
Tulsa, OK 74102-0871                      For Immediate Release:  March 23, 2000



               ONEOK CLOSES DYNEGY MIDSTREAM  ASSET ACQUISITION
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     Tulsa, Oklahoma - ONEOK, Inc., (NYSE:OKE) today announced the closing of the acquisition of $307.7 million in midstream assets from Dynegy Inc. (NYSE:DYN) a Houston-based corporation. The acquisition includes gathering systems, processing facilities and transmission pipelines located in the mid-continent region.

     The assets include Dynegy's eight gas processing plants, interests in two other plants and approximately 7,000 miles of gas gathering and intrastate transmission systems in Oklahoma, Kansas and the Texas Panhandle.

     Current processing plant throughput is approximately 240 million cubic feet of gas per day with a capacity of approximately 375 million cubic feet per day. Natural gas liquids production averages 25,000 barrels per day, more than doubling ONEOK's existing production.

     Approximately 75 employees will ultimately be added to the ONEOK workforce as part of the acquisition. The majority of these employees will be in field operations in Western Oklahoma, the Texas Panhandle and Southern Kansas.

     David Kyle, president and chief operating officer of ONEOK, said, "We are pleased with the employees who have chosen to join us with the acquisition of these midstream assets.

     "This transaction is consistent with our strategy of expanding our ownership of natural gas processing, gathering and transmission pipelines in the mid-continent area where ONEOK's existing assets are concentrated. It is a perfect complement to those existing natural gas assets, which will allow us some excellent consolidation opportunities and will reduce our commodity risk exposure because the majority of the processing plant assets being acquired operate under percent-of-proceeds styled contracts. The acquisition, even without synergies, is expected to be accretive to this year's earnings."

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     ONEOK also has pending a definitive agreement with Kinder Morgan, Inc.,
(NYSE:KMI) to purchase all of KMI's natural gas gathering and processing operations in Oklahoma, Kansas and West Texas. In addition, ONEOK has agreed to purchase KMI's natural gas marketing business, as well as certain storage and transmission pipelines in the mid-continent region. Closing is expected in a few weeks.

     ONEOK, Inc., is an integrated natural gas company involved in production, processing, gathering, storage and transmission in the mid-continent area of the United States. The company's natural gas marketing operations provide service to customers in 25 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service Company and Oklahoma Natural Gas Company, serving 1.4 million customers.



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Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company=s Securities and Exchange Commission filings. Additional information about ONEOK is available on the ONEOK web site at www.oneok.com. Service area maps and logos are available under Media Kit.
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